EXHIBIT 4.3

2015 STOCK PLAN

1. Purpose

The Plan enables non-employee directors of Eaton Corporation plc (the “Company”) and professional and management employees of the Company and its subsidiaries who contribute significantly to the Company’s success to participate in its future prosperity and growth and to identify their interests with those of the shareholders. The purpose of the Plan is to provide long term incentives for outstanding service to the Company and its shareholders and to assist in recruiting and retaining people of outstanding ability and initiative in nonemployee director, professional and management positions.

2. Administration

(A) Employee Awards: With respect to employee awards, the Plan shall be administered by the Compensation and Organization Committee of the Board of Directors (the “Committee”).

(B) Non-Employee Director Awards: With respect to non-employee director awards, the Plan shall be administered by the Governance Committee of the Board of Directors (the “Governance Committee”).

(C) Authority of Committees: With respect only to those awards for which it has administrative responsibility, the Committee and the Governance Committee shall each have complete authority (except as otherwise provided herein) to interpret all provisions of the Plan and any award consistent with law, to determine the type and terms of awards consistent with the provisions of the Plan, to prescribe the form of instruments evidencing awards, to adopt, amend and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for its administration of the Plan. The determinations of the each committee shall be final and conclusive. Each committee may act by resolution or in any other manner permitted by law.

The Committee may delegate its authority to one or more officers of the Company (a “Delegate”) with respect to the granting of awards to employees who are not officers or directors of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3. Shares Available

The aggregate of (a) the number of Company ordinary shares, nominal value $0.01 per share (“shares”) delivered by the Company in payment and upon exercise of awards to employees and non-employee directors and (b) the number of shares subject to outstanding awards to employees and non-employee directors shall not exceed 26 million at any one time, plus any shares that were subject to outstanding awards under the Company’s Amended and Restated 2012 Stock Plan (the “2012 Plan”) as of the Effective Date and subsequently cancelled, expired, forfeited, or settled in cash, subject to adjustments as authorized herein, all of which shares may be issued with respect to Incentive Stock Options (as defined in Section 5(A) hereof). The shares available for awards under the Plan will be reduced by (i) one share for each share subject to an award of options or stock appreciation rights and (ii) 2.36 shares for each share subject to an award of restricted shares, restricted share units, performance shares or other share-based awards denominated in shares. To the extent that any award under the Plan or 2012 Plan is forfeited, or any option or stock appreciation right terminates, expires or lapses without being exercised, the shares subject to such awards not delivered as a result thereof shall again be available for awards under the Plan. Shares tendered or withheld to pay the exercise price of a stock option or to pay tax withholding of a stock option or stock appreciation right will count against the foregoing limitations and will not be added back to the shares available under the Plan. When a stock appreciation right that may be settled for shares is exercised, the number of shares subject to the grant agreement shall be counted against the number of shares available for issuance under the Plan as one (1) share for every share subject thereto, regardless of the number of shares used to settle the stock appreciation right upon exercise. Any shares that again become available for grant pursuant to this paragraph (including shares that were subject to 2012

Plan awards) shall be added back as one (1) share if such shares were subject to stock options or stock appreciation rights granted under the Plan or 2012 Plan, and as 2.36 shares if such shares were subject to awards of restricted shares, restricted share units, performance shares or other share-based awards denominated in shares granted under the Plan or 2012 Plan. Shares available for awards may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Notwithstanding the minimum vesting provisions of Sections 5(B), 7(A), 7(B), 8(B)(2) and 9 of the Plan, up to 5% of the total number of shares authorized for delivery under the Plan may be granted to employees pursuant to stock options, performance shares, restricted shares, restricted share units, stock appreciation rights or other share-based awards which vest within less than three years after the date of grant or have a performance period of less than one year, as applicable.

Awards may be made under the Plan at any time after approval of the Plan by shareholders at the 2015 annual meeting until the termination of the Plan in accordance with the terms hereof. Awards under the Plan shall be evidenced by a written agreement, contract, notice of award or other instrument or document, including an electronic communication, as may from time to time be designated by the Company (an “Award Agreement”).

4. Eligibility for Awards

Any salaried employee (including officers) of the Company or any of its subsidiaries occupying a professional or management position may be granted an award. The Committee (or a Delegate) (a) will designate employees to whom grants are to be made, (b) will specify the number of options, stock appreciation rights, performance shares, restricted shares, restricted share units or other share-based awards subject to each grant, and (c) subject to Section 5(C) and Section 9, will specify the price of the award, if applicable. Non-employee directors are eligible to receive awards as provided under Section 6.

5. Stock Options

(A) Grants: The Committee may grant to eligible employees (i) options which are intended to qualify as incentive stock options (“Incentive Stock Options”) under the U.S. Internal Revenue Code (the “Code”), or (ii) options which are not intended to qualify as Incentive Stock Options. Each option will give the employee the right to purchase a designated number of shares. The aggregate fair market value (at the time of grant) of shares for Incentive Stock Options under all plans of the Company which become initially exercisable by an employee during any calendar year shall not exceed $100,000 (or such other amount as may be provided by the Code or the regulations thereunder). The maximum aggregate number of shares underlying options or stock appreciation rights that may be granted to any employee during any three consecutive calendar year period is 2,400,000, subject to adjustment pursuant to Section 11.

(B) Exercise: Each option shall be exercisable on such date or dates, during such period and for such number of shares, as shall be determined by the Committee on the date of grant and set forth in the applicable Award Agreement; provided, however, grants to employees subject to 16b of the Exchange Act shall not be exercisable for at least six months after those options are granted. Subject to Section 3 of the Plan, option awards that become exercisable based on continued employment with the Company or a subsidiary shall become exercisable over a minimum period of three years from the date of the grant, with the award vesting in its entirety at the end of such three-year period or ratably over such period. The Committee may, in its sole discretion, accelerate or extend (but not beyond the ten-year term of the option) the times when an option may be exercised and the Management Compensation Committee (comprised of Company officers) may do likewise for employees who are not subject to Section 16b of the Exchange Act.

(C) Price: Each Award Agreement for stock options shall state the number of shares to which it pertains and the option price. The option price shall be the fair market value of the shares subject to the option on the date of grant. The fair market value of a share shall be the closing price of a share as quoted on the New York Stock Exchange, unless the Committee specifies the use of a different method to determine the fair market value. In no event may any option granted under the Plan be amended, other than pursuant to Section 11, to decrease the exercise price thereof, be cancelled in conjunction with a cash payment or the grant of any new award or any new option with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such option, unless such amendment, cancellation or action is approved by the Company’s shareholders.

(D) Payment: The Committee shall establish in the applicable Award Agreement the time or times when an option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which, payment of the exercise price may be made including, without limitation, cash, tender of shares or having a fair market value on the exercise date equal to the exercise price, a cashless exercise through a broker assisted arrangement to the extent permitted by applicable laws, or a combination of the foregoing. The Committee, in its sole discretion, shall determine acceptable methods of tendering shares or other consideration.

(E) Performance Objectives: The Committee may establish Performance Objectives (as defined in Section 8(B) hereof) for determining the exercisability of options as it deems appropriate, which may be measured on a corporate, subsidiary, business unit or individual basis or a combination thereof. If Performance Objectives are established, the performance period will be a minimum of one year and may overlap other performance periods.

6. Non-employee Director Awards

The Governance Committee may grant restricted shares, restricted share units or other share-based awards to non-employee directors of the Company at such times and subject to such terms and conditions as may be set forth in an Award Agreement as approved by the Governance Committee. Notwithstanding the foregoing, in no event will the grant date fair value (as determined for financial accounting purposes) of the awards granted to any one director in any one calendar year exceed the value of two-times the annual cash retainer in effect on the date of grant. Restricted shares are actual shares issued to the non-employee directors which are subject to the terms and conditions set forth in the Award Agreement as approved by the Governance Committee. Restricted share units are rights to receive shares (or cash equal to the fair market value of the underlying shares) at the end of a specified restricted period, subject to the terms and conditions set forth in the Award Agreement as approved by the Governance Committee. Notwithstanding anything to the contrary herein, no non-employee director shall receive any award under the Plan for a particular year if that director receives such a grant under any other stock plan of the Company.

7.	Employee Restricted Shares, Restricted Share Units and Other Share-based Awards

(A) Share-Based Awards: The Committee may grant other share-based awards to any eligible employee for no cash consideration, if permitted by applicable law, or for such consideration as may be determined by the Committee and specified in the grant. Such grants may include restricted shares or restricted share units. The Committee may specify such criteria or periods for payment as it shall determine and the extent to which such criteria or periods have been met shall be conclusively determined by the Committee and set forth in the Award Agreement. Other share-based awards may be paid in cash, shares or other consideration related to shares, as specified in the Award Agreement, and shall have such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement. Subject to Section 3 of the Plan, share-based awards that vest based on continued employment with the Company or a subsidiary shall vest over a minimum period of three years from the date of the grant, with the award vesting in its entirety at the end of such three-year period or ratably over such period; provided, however, the limitations set forth in this sentence shall not apply, and the applicable Award Agreement may provide for earlier vesting, in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment.

(B) Performance Objectives: The Committee may establish Performance Objectives (as defined in Section 8(B) hereof) for determining the vesting of share-based awards as it deems appropriate, which may be measured on a corporate, subsidiary, business unit or individual basis or a combination thereof. Subject to Section 3 of the Plan, if Performance Objectives are established, the performance period will be a minimum of one year and may overlap other performance periods.

(C) Dividend Equivalents: Restricted shares shall provide for the payment of dividends, and restricted share units and other share based awards may provide for the payment of dividend equivalents, on a current, deferred or contingent basis and subject in each case to the terms and conditions of the applicable Award Agreement. Notwithstanding the foregoing, except as otherwise provided in the Plan or the applicable Award Agreement in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment, dividends or dividend equivalents, as applicable, with respect to awards subject to Performance Objectives shall be accumulated or deemed reinvested until the applicable award is earned, and shall not be paid if the applicable Performance Objectives are not satisfied.

8. Performance Shares

(A) Grants: The Committee may grant performance shares to any eligible employee for no cash consideration, if permitted by applicable law, or for such consideration as may be determined by the Committee and specified in the grant. The Committee shall establish award periods and shall establish in writing within the first 90 days of each award period the number of performance shares to be earned and the Performance Objectives (as defined below) to be met. A performance share is a notional unit equal in value to one share and subject to vesting on the basis of the achievement of specified Performance Objectives. Upon vesting, performance shares will be settled by delivery of shares to the holder of the units equal to the number of vested performance shares or cash equal to the fair market value of such shares, as provided in the applicable Award Agreement. Awards of performance shares may provide for the payment of dividend equivalents, on a current, deferred or contingent basis and subject in each case to the terms and conditions of the applicable Award Agreement. Notwithstanding the foregoing, except as otherwise provided in the Plan or the applicable Award Agreement in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment, dividend equivalents with respect to performance shares shall be accumulated or deemed reinvested until the applicable award is earned, and shall not be paid if the applicable Performance Objectives are not satisfied.

(B) Performance Objectives:

(1) The measurable performance objectives (“Performance Objectives”) for performance shares or other awards shall be set forth in the related Award Agreement and, in the case of a Qualified Performance- Based Award (as defined in Section 12(A) hereof), shall consist of objective tests based on one or more of the following: the Company’s earnings, cash flow, cash flow return on gross capital, revenues, financial return ratios, market performance, shareholder return and/or value, operating profits, net profits, earnings per share, operating earnings per share, profit returns and margins, share price, working capital, and changes between years or periods, or returns over years or periods that are determined with respect to any of the above-listed performance criteria.

(2) Subject to Section 3 of the Plan, the performance period may extend over one to five calendar years, and may overlap one another, although no two performance periods may consist solely of the same calendar years. Performance Objectives may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, Performance Objectives may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected Performance Objectives.

(3) When the Performance Objectives for an award period are established, the formula for any such award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related Company accounting policies and practices in effect on the date of the award.

9. Stock Appreciation Rights

Where the Committee determines it to be appropriate, it may grant stock appreciation rights to eligible employees. Stock appreciation rights entitle the holder, upon exercise, to receive a number of shares or cash, as the Committee may determine, equal to the increase in fair market value of a number of shares designated by such rights from the date of grant to the date of exercise. The number of shares subject to a stock appreciation right shall be counted against the individual limit on the maximum number of shares that may be awarded to any employee during any three consecutive calendar year periods, and against the maximum number of shares which may be delivered under the Plan. The exercise price per share of a stock appreciation right shall not be less than the fair market value of a share on the grant date and the term of a stock appreciation right may be no longer than ten years. The fair market value of a share shall be the closing price of a share as quoted on the New York Stock Exchange, unless the Committee specifies the use of a different method to determine fair market value. In no event may any stock appreciation right granted under the Plan be amended, other than pursuant to Section 11, to decrease the exercise price thereof, be cancelled in conjunction with a cash payment or the grant of any new award or any new stock appreciation right with a lower exercise price, or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such stock appreciation right, unless such amendment, cancellation or action is approved by the Company’s shareholders. Subject to Section 3 of the Plan, stock appreciation rights covered in this Section 9 that become exercisable based on continued employment shall vest over a minimum period of three years from the date of the grant, with the award vesting in its entirety at the end of such three-year period or ratably over such period; provided, however, the limitations set forth in this sentence shall not apply in the event of a Change of Control (as defined in Section 13(B) hereof), divestment of a business or an employee’s death, disability or other termination of employment.

10. Transfers

Except as otherwise provided by the appropriate committee, awards under the Plan are not transferable other than by will or the laws of descent and distribution. A transferred award may be exercised by the transferee only to the extent that the grantee would have been entitled to exercise the award had the award not been transferred.

Notwithstanding anything herein to the contrary, the transfer of Incentive Stock Options shall be limited as required by the Code and applicable regulations.

11. Adjustments

In the event of any alteration to the capital structure of the Company, whether by way of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or similar event affecting shares of the Company, the following shall be equitably adjusted: (a) the number and class of shares (i) reserved under the Plan, (ii) for which awards may be granted to an individual, and (iii) covered by outstanding awards denominated in shares or share units; (b) the prices relating to outstanding awards; and (c) the appropriate fair market value and other price determinations for such awards; provided, that in no event shall the per share exercise price of an option or subscription price of an award be reduced to an amount that is lower than the nominal value of a share.

12. Qualified Performance-Based Awards

(A) The provisions of the Plan are intended to authorize the Committee, in its discretion, to grant awards of options, stock appreciation rights, performance shares and other share-based awards under the Plan to individuals who are or may be “covered employees” (within the meaning of Section 162(m)(3) of the Code) which are intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code (each such award, a “Qualified Performance-Based Award”). Each Qualified Performance-Based Award shall be interpreted and operated consistent with that intention. The maximum aggregate number of shares or share units underlying a Performance-Based Award (other than an award of options or stock appreciation rights) granted to any employee for any single fiscal year shall not exceed 800,000, subject to adjustment pursuant to Section 11.

(B) Each Qualified Performance-Based Award (other than an option or stock appreciation right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Performance Objectives, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate. Qualified Performance-Based Awards may not be amended, nor may the Committee exercise discretionary authority in any manner that would cause the Qualified Performance-Based Award to cease to qualify for exemption from Section 162(m) of the Code as a Qualified Performance-Based Award. Qualified Performance-Based Awards shall be contingent on continued employment by the Company during each performance period; provided, however, that this requirement will not apply in the event of termination of employment by reason of death or disability (as determined by the Committee). In the event of termination of employment of a participant for these reasons during any incomplete performance periods, awards for such performance periods shall be prorated for the amount of service by the participant during the performance period. The prorated awards shall be payable to the participant (or to his or her estate) at the same time as awards for such performance periods are paid to the other participants and shall be subject to the same requirements for attainment of the specified Performance Objectives as apply to such other participants’ awards.

(C) The Committee shall certify in writing as to the measurement of performance by the Company and the business units relative to Performance Objectives and the resulting earned performance awards. The Committee shall rely on such financial information and other materials as it deems necessary and appropriate to enable it to certify to the percentage of achievement of Performance Objectives. The Committee shall make its determination not later than March 15 following the end of the performance measurement period.

13. Change of Control

(A) The provisions of this Section 13 shall apply in the event of a Change of Control (as defined below), unless otherwise provided in the applicable Award Agreement or in any applicable employment or change of control agreement between the Company or a subsidiary and an employee.

(1)
Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change of Control, and except with respect to any awards assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee:

(a)
all outstanding options and stock appreciation rights shall become fully vested and exercisable, and shall thereafter remain exercisable or lapse as provided in the Plan and the applicable Award Agreement;

(b)	all employment or other service-based vesting restrictions on outstanding share-based awards shall lapse as of the date of the Change of Control; and

(c)
the payout level under all outstanding awards subject to Performance Objectives shall be determined on a prorated basis from the inception date of the award period until the Effective Date of the change of control, and such awards shall be deemed to have been earned and vested as of the date of the Change of Control at the “target” level.

(2)
Awards Assumed or Substituted by Surviving Entity. Any awards assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with a Change of Control in a manner approved by the Committee shall continue to vest based upon continued service and the satisfaction of applicable Performance Objectives in accordance with the original vesting schedule of the applicable awards; provided, however that if within two years after the Change of Control, an employee’s employment is terminated by the Company or a subsidiary without Cause (as defined below) or by the employee for Good Reason (as defined below), then:

(a)
all of that employee’s outstanding options and stock appreciation rights shall become fully vested and exercisable, and shall thereafter remain exercisable or lapse as provided in the Plan and the applicable Award Agreement;

(b)	all employment or other service-based vesting restrictions on that employee’s outstanding share-based awards shall lapse as of the date of such employment termination; and

(c)	the employee’s outstanding awards subject to Performance Objectives shall be deemed to have been earned and vested as of the date of such employment termination at the “target” level.

(B)	For purposes of the Plan, a “Change of Control” shall mean:

(1)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of 1934) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (a) the then outstanding ordinary shares of the Company (the “Outstanding Ordinary Shares”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company, or (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(2)
Individuals who, as of the Effective Date (as defined in Section 16 hereof), constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of th Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(3) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Ordinary Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding ordinary shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred as a result of any transaction or series of transactions which an employee, or any entity in which an employee is a partner, officer or more than 50% owner, initiates, if immediately following the transaction or series of transactions that would otherwise constitute a Change of Control, the employee, either alone or together with other individuals who are executive officers of the Company immediately prior thereto, beneficially owns, directly or indirectly, more than 10% of the then outstanding ordinary shares of the Company or the ordinary shares of the corporation resulting from the transaction or series of transactions, as applicable, or of the combined voting power of the then outstanding voting securities of the Company or such resulting corporation.

(C)
For purposes of the Plan, “Cause” shall have the meaning given such term in any applicable employment or change of control agreement between the Company or a subsidiary and an employee, or, if there is no such employment or change of control agreement that defines such term, “Cause” shall mean:

(1)
the willful and continued failure of the employee to perform substantially the employee’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the employee by the Company which specifically identifies the manner in which the Company believes that the employee has not substantially performed the employee’s duties, or

(2)
the employee being convicted of a felony involving dishonesty, or the willful engaging by the employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliates.

(D) For purposes of the Plan, “Good Reason” shall have the meaning given such term in any applicable employment or change of control agreement between the Company or a subsidiary and an employee, or, if there is no such employment or change of control agreement that defines such term, “Good Reason” shall mean the occurrence of any of the following events, unless such events are corrected by the Company (or subsidiary) within 30 calendar days following written notification by the employee to the Company (or subsidiary) of the occurrence of any such event:

(1)
a material diminution in the employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee;

(2)
a material diminution in the employee’s annual base salary or target annual incentive opportunity, or failure to pay any material compensation or benefits due to the participant, other than (a) an across-the-board reduction applicable to similarly situated employees, or (b) an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the employee; or

(3)
the Company’s (or subsidiary’s) requiring the employee to be based at any office or location more than 50 miles from the location where the employee was employed immediately prior to the Change of Control or the Company’s (or subsidiary’s) requiring the employee to travel on business to a substantially greater extent than required immediately prior to the Change of Control.

An employee must provide the Company (or subsidiary) with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and must actually terminate employment within 30 days following the expiration of the Company’s (or subsidiary’s) 30-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the employee.

14. General Provisions

(A)
Awards granted under the Plan are subject to reduction, cancellation or reimbursement pursuant to any applicable compensation recovery policy of the Company, as in effect from time to time. Further, if a participant’s employment is terminated by the Company or a subsidiary for Cause, such participant shall (1) immediately forfeit all outstanding awards granted under the Plan, and (2) at the discretion of the Management

Compensation Committee, return to the Company any c ash and shares (or the cash value of such shares) that the participant acquired under the Plan within two (2) years prior to the date of termination of employment.

(B)
With respect to awards granted pursuant to Sections 5, 7 and 9 above, the Committee is prohibited from waiving any vesting or restriction periods applicable to awards except in the case of death, disability, other termination of employment, Change of Control or divestment of a business.

(C)
The Company shall have the right to deduct from any cash payment made under the Plan any taxes required by law to be withheld. It shall be a condition to the obligation of the Company to deliver shares that the participant pay the Company such amount as it may request for the purpose of satisfying any such tax liability. Any award under the Plan may provide that the participant may elect, in accordance with any Committee regulations, to pay the amount of such withholding taxes in shares.

(D)
The Committee (or Governance Committee, as applicable) may, in its discretion, permit a participant to defer the delivery of shares or payment of cash that would otherwise be due with respect to an award (other than stock options or stock appreciation rights) pursuant to a nonqualified deferred compensation plan of the Company.

(E)
No person, estate or other entity shall have any of the rights of a shareholder with reference to shares subject to an award until a certificate or certificates for the shares have been delivered to that person, estate or other entity. The Plan shall not confer upon any non-employee director or employee any right to continue in that capacity.

(F)	The Plan and all determinations made and actions taken pursuant hereto, to the extent not governed by the laws of the U.S., shall be governed by the laws of Ohio.

15. Amendment and Termination

The Board of Directors of the Company may alter, amend or terminate the Plan from time to time, except that the Plan may not be materially amended without shareholder approval if shareholder approval is required by law, regulation or an applicable stock exchange rule. Notwithstanding the previous sentence, the Plan may not be amended without shareholder approval to (i) increase the aggregate number of shares which may be issued under the Plan, (ii) increase the maximum number of shares which may be granted to any employee, or (iii) grant options or stock appreciation rights at a purchase price below fair market value on the date of grant.

16. Effective and Termination Dates

The Plan will become effective if and when approved by the Company’s shareholders at the 2015 annual meeting of shareholders (the “Effective Date”). As of the Effective Date, no new awards shall be granted to any employee or non-employee Director under any other previously approved Company stock plan. No awards shall be granted under the Plan after the date that is ten years after the Effective Date. Awards granted before that date shall remain valid thereafter in accordance with their terms.

17. Compliance

Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any shares pursuant to an award unless at least the par value or nominal value of such newly issued share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an award is obliged to make such payment) and (b) the Company shall not be obliged to issue or deliver any shares in satisfaction of awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.